Exhibit 12

Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Nine Months Ended
	March 31,				Fiscal Year Ended June 30,
	2015		2014		2014		2013		2012		2011		2010
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$1,128,267		$1,148,896		$1,556,720		$1,311,001		$1,576,698		$1,413,721		$754,817
Adjustments:
Interest on indebtedness, exclusive of interest capitalized	81,219		60,362		79,845		88,668		89,888		97,009		101,173
Amortization of deferred loan costs	2,390		2,041		2,721		2,884		2,902		2,695		2,426
Portion of rents representative of interest factor	32,987		33,369		43,983		44,493		41,515		39,499		41,194
Loss (income) of equity investees	(16,138)		(5,508)		(11,141)		(247)		1,237		2,592		6,757
Amortization of previously capitalized interest	137		143		190		193		196		226		259
Income as adjusted	$1,228,862		$1,239,303		$1,672,318		$1,446,992		$1,712,436		$1,555,742		$906,626
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized	$81,219		$60,362		$79,845		$88,668		$89,888		$97,009		$101,173
Amortization of deferred loan costs	2,390		2,041		2,721		2,884		2,902		2,695		2,426
Portion of rents representative of interest factor	32,987		33,369		43,983		44,493		41,515		39,499		41,194
Fixed charges	$116,596		$95,772		$126,549		$136,045		$134,305		$139,203		$144,793

RATIO OF EARNINGS TO FIXED CHARGES	10.54	x	12.94	x	13.21	x	10.64	x	12.75	x	11.18	x	6.26	x